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Exhibit 15.1

January 23, 2008

The Board of Directors and Stockholders of Rigel Pharmaceuticals, Inc.

        We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Rigel Pharmaceuticals, Inc. for the registration of an indeterminate number of shares of its common stock of our reports dated May 9, 2007, August 3, 2007 and November 2, 2007 relating to the unaudited condensed interim financial statements of Rigel Pharmaceuticals, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007.

                      Very truly yours,

                      /s/ Ernst & Young LLP

Palo Alto, California
January 23, 2008

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  Exhibit 15.1